As Filed with the Securities and Exchange Commission on September 11, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RISE Education Cayman Ltd

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Room 101, Jia He Guo Xin Mansion

No. 15 Baiqiao Street

Guangqumennei, Dongcheng District

Beijing 10062, PRC

+86 10 8559 9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2020 Equity Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Ordinary Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.01 per share	4,147,494(3)	$2.68(3)	$11,115,283.92	$1,442.76

(1)

The securities to be registered hereby may be represented by American depositary shares, or ADSs, of RISE Education Cayman Ltd (the “Registrant”). Each ADS represents two ordinary shares, par value of US$0.01 per share, of the Registrant (the “Ordinary Shares”). The Registrant’s ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-220873).

(2)

This registration statement on Form S-8 (this “Registration Statement”) registers Ordinary Shares issuable pursuant to the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2020 Plan to prevent dilution from stock splits, stock dividends or similar transactions as provided in the 2020 Plan.

(3)

The amount to be registered represents Ordinary Shares available for future issuance under the 2020 Plan. The corresponding proposed maximum offering price per Ordinary Share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Market on September 10, 2020 and adjusted for the Ordinary Share-to-ADS ratio. Any Ordinary Shares covered by an award granted under the 2020 Plan (or portion of an award) that expires for any reason is cancelled or terminated without having been exercised or settled or that is forfeited or repurchased and held as treasury shares shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares which may be issued under the 2020 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information.*

ITEM 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing information specified in this Part I of Form S-8 will be separately provided to the participants covered by the 2020 Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s annual report on Form 20-F filed with the Commission on April 17, 2020, which includes audited financial statements for the fiscal year ended December 31, 2019;

(b) The description of the Registrant’s Ordinary Shares contained in its registration statement on Form 8-A (Registration No. 001-38235) filed with the Commission on October 6, 2017, including any amendment and report filed for the purpose of updating that description; and

(c) The Registrant’s report of foreign private issuer on Form 6-K (File No. 001-38235) furnished to the Commission on April 20, 2020.

All documents filed or furnished by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under the Registrant’s amended and restated memorandum and articles of association, to the fullest extent permissible under Cayman Islands law, every director and officer of the Registrant shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, other than by reason of such person’s own dishonesty, willful default or fraud, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of the Registrant, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220587), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer of the Registrant.

The Registrant currently carries liability insurance for its directors and executive officers.

ITEM 7.	Exemption from Registration Claimed

Not applicable.

ITEM 8.	Exhibits

See Exhibit Index below.

ITEM 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RISE EDUCATION CAYMAN LTD

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220587) filed with the Commission)

4.2	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220587) filed with the Commission)

4.3	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A. and holders of the American depositary shares issued thereunder (incorporated by reference to Exhibit 4.3 to Amendment No. 2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220587) filed with the Commission)

4.4	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of Ordinary Shares being registered

10.1*	2020 Equity Incentive Plan of the Registrant

23.1*	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing on September 11, 2020.

RISE Education Cayman Ltd

By:	/s/ Lihong Wang
Name:	Lihong Wang
Title:	Chairwoman, Chief Executive Officer, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Lihong Wang and Jiandong Lu as his true and lawful attorney-in-fact with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lihong Wang	Chairwoman, Chief Executive Officer, Director	September 11, 2020
Name: Lihong Wang	(principal executive officer)

/s/ Jonathan Jia Zhu	Director	September 11, 2020
Name: Jonathan Jia Zhu

/s/ Yiding Sun	Director	September 11, 2020
Name: Yiding Sun

/s/ Zhongjue Chen	Director	September 11, 2020
Name: Zhongjue Chen

/s/ Jiandong Lu	Director, Chief Financial Officer	September 11, 2020
Name: Jiandong Lu	(principal financial and accounting officer)

/s/ Yong Chen	Independent Director	September 11, 2020
Name: Yong Chen

/s/ Haiping Yan	Independent Director	September 11, 2020
Name: Haiping Yan

/s/ Weili Hong	Independent Director	September 11, 2020
Name: Weili Hong

/s/ Jun Yan	Independent Director	September 11, 2020
Name: Jun Yan

[Signature page to S-8]

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of RISE Education Cayman Ltd, has signed this Registration Statement or amendment thereto in New York, New York on September 11, 2020.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President